Exhibit 10.1

BORROWER REGISTRATION AGREEMENT

This Borrower Registration Agreement is made and entered into between you and Prosper Marketplace, Inc. (“Prosper”).

The Prosper marketplace is a person-to-person online credit auction platform (the “platform”) operated by Prosper for the registration of borrowers, lenders and group leaders, the receipt, display and matching of listings and bids for loans and the origination, sale, servicing and collection of principal of and interest and other charges payable on loans.  All loans obtained by Prosper borrowers through the platform are made by WebBank, a Utah-chartered industrial bank (“WebBank”).  Prosper provides services to WebBank in connection with the origination of such loans and Prosper services all loans made to Prosper borrowers through the platform.  The following Agreement describes the services and your rights and obligations should you elect to register as a borrower on the platform.  Prosper and WebBank are collectively referred to in this Agreement as “we” or “us.”

1.  Registration as a Prosper Borrower.  You are registering as a borrower in the Prosper marketplace, so that you may be eligible to post loan requests or “listings” for display on the platform to people who may be interested in bidding against one another in a competitive auction format to facilitate the funding of a loan to you by WebBank.  We refer to the people who bid on listings as “lenders” even though all loans to Prosper borrowers obtained through the platform are made by WebBank.  You agree to comply with the terms and provisions of this Agreement, the Terms of Use of the Prosper website, and the Prosper Policies, as those guidelines may be amended from time to time by Prosper in its sole discretion (collectively, the “Prosper Terms and Conditions”).

We reserve the right to restrict access to the platform to individuals who meet minimum credit guidelines and other criteria, as determined by us in our sole discretion.

2.  Authorization to Obtain Credit Report.  You authorize us to obtain a credit report from one or more consumer credit reporting agencies.  We may use the credit report for any lawful purpose, including but not limited to (i) for authentication purposes, to make sure you are who you say you are, (ii) to determine how much debt you currently have, in order to determine your debt-to-income ratio, (iii) to obtain your credit score and assign you a Prosper Rating based in part on that score, (iv) to obtain and display certain information and characteristics from your credit report from one or more consumer credit reporting agencies, including but not limited to the number, age, type and status of the credit lines currently being reported, public records (such as bankruptcies and judgments) and mortgage loans appearing on your credit report, and the number of your recent requests for credit, and (v) to obtain and display on the Folio Investing Note Trader platform certain information and characteristics from your credit report from one or more consumer credit reporting agencies at any time or times that a Borrower Payment Dependent Note corresponding to your loan is offered for sale by lenders holding such Notes.  Information from your credit report will be displayed on the Prosper website with your listings.  You authorize us to verify information in your credit report, and you agree that Prosper may contact third parties to verify any such information.  We will obtain your credit report each time you post a listing, except that we may not obtain a new credit report when you post listings within thirty (30) days following the posting of an earlier listing.

3.  Listings.  You may request a loan from WebBank by posting a listing on the platform.  The minimum and maximum loan amounts you may request are posted on the Prosper website and are subject to change by us at any time without notice.  To post a listing, you must provide the amount of the loan you are requesting and the maximum interest rate you are willing to pay, subject to a minimum interest rate based on the Prosper Rating assigned to your listing.  At the time you post a listing you must also provide your annual income, occupation and employment status.  You authorize and agree that we may display in your listing, and in listings displayed on the Folio Investing Note Trader platform describing Borrower Payment Dependent Notes corresponding to a loan you obtain through the Prosper platform that is offered for sale by lenders holding such Notes, any information from your credit file with the consumer credit reporting agency, including but not limited to the following information:

(i)	Your Prosper Rating;
(ii)

Your debt-to-income ratio, expressed as a percentage, reflecting the ratio between the amount of your monthly non-mortgage debt, as compared to the amount of monthly income that you indicated when completing your listing;

(iii)	Whether you own a home;
(iv)	The number of accounts on which you are currently late on a payment;
(v)	The total past-due amount you owe on all delinquent and charged-off accounts;
(vi)	The number of 90+ days past due delinquencies on your credit report in the last 7 years;
(vii)	The number of negative public records (e.g., bankruptcies, liens, and judgments) on your credit report over the last 12 months, and over the last 10 years;
(viii)	The month and year your first recorded credit line (e.g., revolving, installment, or mortgage credit) was opened;
(ix)	The total number of credit lines appearing on your credit report, along with the number that are open and current;
(x)	The total balance on all of your open revolving credit lines;
(xi)	Your bankcard utilization ratio, expressed as a percentage, reflecting the ratio of the total balance used, to the aggregate credit limit on, all of your open bankcards; and
(xii)	The number of inquiries made by creditors to your credit report in the last six months.

Listings may also display your self-reported occupation, employment status and range of income.  If you are a member of a Prosper group when you post a listing, the listing will also identify your group; however, you do not have to be a member of a group to post a listing.  You may also create a network of Prosper friends, and if one or more of your Prosper friends or your fellow group members bid on your listing, your listing will reflect that the bid was made by a fellow group member or a Prosper friend.  Your Prosper friends who bid on your listing may also write a recommendation that will be displayed in your listing.  Prosper friends do not guarantee payments on your loan, and bids and recommendations of your listing from your Prosper friends do not obligate the individual making the bid or recommendation to guarantee or make any payments on your loan.

You may not include any personally identifying information, including, without limitation, your name, address, phone number, email address, Social Security number or driver’s license number, or your bank account or credit card numbers in your listing or on your Prosper member web page, or elsewhere on the Prosper Website.  Listings that include this information are subject to cancellation by Prosper, or deletion or redaction by Prosper of the personally identifying information, although Prosper is under no obligation to take such actions and you include such information solely at your own risk.

Prosper lenders may ask you questions about your loan listing and you may, but are not required to, respond to such questions.  If you do elect to respond to a lender’s question you may respond privately, or you may elect to have the question and answer posted publicly in the listing.  Lenders’ questions are not posted in the listing or displayed elsewhere on our website unless you elect to answer the question and elect to make the question and answer publicly available, in which case the question and answer appears in the listing.

Borrower listings are displayed on the platform.  This means that people who visit the Prosper website will be able to view your listing, and see your Prosper Rating, your debt-to income ratio and other information, provided, however, that certain information concerning your credit history will only be viewable by registered Prosper lenders.  Upon your submission of a listing, you authorize Prosper to display the listing on the platform for purposes of obtaining a loan and for enabling Prosper lenders who own Borrower Payment Dependent Notes (described in Section 5 below) corresponding to your loan to offer such Notes for sale to other lenders at any time while your loan is outstanding.  You authorize and agree that Prosper may obtain and display updated information from your credit file with one or more consumer credit reporting agencies, as well as information about the payment history and status of your loan, on the Folio Investing Note Trader platform at any time or times that a Borrower Payment Dependent Note corresponding to your loan is offered for sale by lenders holding such Notes.  To facilitate bids for your listing or for listings posted by lenders offering to sell a Borrower Payment Dependent Note corresponding to your loan.  To facilitate bids for your listing, Prosper may forward the listing by email to third parties, including but not limited to registered Prosper lenders, and may display the listing in promotional, advertising and marketing materials, and you authorize Prosper to do so.

You authorize Prosper to verify your residence, income, occupation and any other information you provide in connection with a listing or your registration as a borrower, and you agree that Prosper may contact third parties to verify information you provide.  If such information changes after you post a listing but before the listing expires, you must either (i) promptly notify Prosper of the change, or (ii) withdraw your listing.  For example, if, while your listing is displayed on the platform, your state of residence changes or the annual income amount you provided to Prosper when you submitted your listing decreases materially, you must either notify Prosper of the change, or withdraw the listing.  If you elect to withdraw your listing as a result of a change, you may (but are not required to) post a new listing containing the updated information.  You cannot edit or amend your listing once it is posted on the platform; however, you have the right to withdraw your listing at any time prior to expiration of the listing, and you may post another listing if you desire.  Prosper reserves the right, in its sole discretion, to limit the number of listings you post or attempt to post on the platform.

Your listing is a request for a loan from WebBank in the amount specified in the listing, at an interest rate equal to the maximum interest rate set forth in your listing.  If your listing is matched with lender bids totaling the amount of your requested loan, the interest rate on your loan may be lower than the maximum rate you specified, but it will never be higher.  You will not receive a loan in an amount less than the amount specified in your listing, even if one or more bids match a portion of your requested loan amount.  In order to post a listing on the platform you must have a good faith intent to obtain and repay your loan and your listing must be consistent with that intent.

You have the right to withdraw your listing at any time prior to expiration of the listing.  If your listing receives a lender bid in, or lender bids totaling, the amount of your requested loan, you may receive a loan from WebBank in the amount you requested, subject to our right to verify information you provided in connection with your listing and your registration as a Prosper user and our other rights as described in Section 4 below. If a loan is made to you, you do not have any right to rescind the loan.

Number of Listings.  Prosper reserves the right, in its sole discretion, to limit the number of listings you post or attempt to post on the platform.  You may have only one listing outstanding at a time.

Duration of Listings.  When you post a listing, your listing will be displayed on the platform for seven (7) days or for such other time period that we may in our sole discretion establish and amend from time to time.  However, if your listing receives a lender bid in, or lender bids totaling, the full amount of your requested loan prior to expiration of your listing, you may elect to end your listing early – you need not wait until your listing expires.  You may also designate your listing for “automatic funding,” in which case your listing will end and no further bids on your listing will be accepted toward your listing as soon as your listing receives a bid or bids totaling the full amount of your requested loan.  We reserve the right to make the automatic funding feature available only to borrowers with certain Prosper Ratings or other credit characteristics.  When you post a listing, it will be displayed on the platform along with all other listings until you end the listing or the listing expires, or until the listing is withdrawn by you or by us as provided in Section 4 below.

Additional Loans.  Subject to eligibility requirements that we may in our sole discretion establish and amend from time to time, you may have up to two loans outstanding at any one time, provided that the aggregate outstanding principal balance of your loans does not exceed the maximum loan amount for your state of residence.  To be eligible to post a listing for a second loan, you must be current on your existing loan, and you must have a record of on-time monthly loan payment performance, within such guidelines as may be established and amended from time to time by us in our sole discretion.  You may not post a listing for a second loan until a specified number of months has elapsed since the date you obtained your existing loan.  The guidelines and eligibility requirements for second loans are posted on the Prosper website and are subject to change by us in our sole discretion at any time without notice.

Prohibited Activities.  You agree that you will not, in connection with any listings, bids, loans or other transactions involving or potentially involving Prosper or WebBank, (i) make any false, misleading or deceptive statements or omissions of material fact in your listing; (ii) misrepresent your identity, or describe, present or portray yourself as a person other than yourself, whether in a narrative description or a photo in your listing; (iii) give to or receive from, or offer or agree to give to or receive from any Prosper lender or other person any fee, bonus, additional interest, kickback or thing of value of any kind in connection with a requested or existing loan or in exchange for such person’s bid, recommendation, or offer or agreement to bid on or recommend your listing; or (iv) represent yourself to any person, as a director, officer or employee, of Prosper or WebBank, unless you are such director, officer or employee.

4.  Right to Verify Information and Cancel Funding.

a.  We reserve the right to verify the accuracy of all information provided by borrowers, lenders and group leaders in connection with listings, bids and loans.  We also reserve the right to determine in our sole discretion whether a registered user is using, or has used, the Prosper website illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any agreement between Prosper or WebBank and such user.  We may conduct our review at any time — before, during or after the posting of a listing, or before or after the funding of a loan.  You agree to respond promptly to our requests for information in connection with your listing, accounts, or your registration with Prosper.

b.  In the event we determine, prior to funding a loan, that a listing, or a bid for the listing, contains materially inaccurate information (including but not limited to unintended inaccuracies, inaccuracies resulting from errors by Prosper, or inaccuracies resulting from changes in the borrower’s income, residence or credit profile between the date a listing is posted and the date the listing is to be funded) or was posted illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any registration agreement, we may refuse to post the listing or, if the listing has already been posted, remove the listing from the platform and cancel all bids against the listing.

c.  When a listing ends or expires with a bid or bids totaling the amount of a borrower’s requested loan, we may conduct a “pre-funding” review prior to funding the loan.  Loan funding occurs when loan proceeds are disbursed into the borrower’s designated deposit account.  We may, at any time and in our sole discretion, delay funding of a loan in order to enable us to verify the accuracy of information provided by borrowers, lenders and group leaders in connection with the listing or bids against the listing, and to determine whether there are any irregularities with respect to the listing or the bids against the listing.  We may cancel or proceed with funding the loan, depending on the results of our pre-funding review.  If funding is cancelled, the listing will be removed from the platform and all bids against the listing will be cancelled, and each bidder’s funds will be returned to the Prosper funding account, available for further bidding.  In the event we cancel funding of a loan, Prosper will notify the borrower, group leader (if any), and all bidders for the listing of our determination to cancel funding of the loan.

5.  Matching of Bids and Listings; Loan Funding.

a.  Registered Prosper lenders will be able to review your listing and may commit funds to purchase, in various amounts, Borrower Payment Dependent Notes (“Notes”) that Prosper may issue to lenders who, as winning bidders for your listing, commit funds to facilitate the funding of your loan.  The Notes Prosper issues to these lenders will be dependent for payment on payments we receive from you on your loan.  This means that the Prosper lenders who facilitated the funding of your loan will receive payments on their Notes only to the extent you make payments on your loan.  You acknowledge and agree that a lender’s commitment to purchase a Note corresponding to all or a portion of your loan from us does not confer any rights to you.  You also acknowledge and agree that Prosper lenders make their own decisions whether to commit funds toward your loan.

b.  Prosper’s auction platform will automatically match your listing with any bids that specify a minimum interest rate equal to or below the maximum interest rate you would accept, subject to a minimum interest rate based on the Prosper Rating assigned to your listing.  Bids are first matched with borrower listings with the highest offered interest rates above the bidder’s minimum interest rate, and thereafter the bids are matched to borrower listings with incrementally lower offered interest rates.  Most listings are matched with multiple lender bids.

c.  A match of your listing with one or more bids in the full amount of your requested loan results in a loan from WebBank to you, subject to our right to verify information as provided in this Agreement.  The loan will be evidenced by a Promissory Note in the form set forth on the attached Exhibit A.  Loan proceeds are disbursed into your designated deposit account.  After loan funding, the loan will be sold by WebBank to Prosper, and Prosper will service the loan.

d.  We do not warrant or guaranty that your listing will be matched with any bids.  Your listing must receive a bid in, or bids totaling, the entire amount of your requested loan in order for a loan to be made.  You will not receive a loan if only a portion (even a substantial portion) of your requested loan amount is matched with a bid or bids.

e.  To safeguard your privacy rights, on listings your name and address will be shielded from the view of bidders and prospective bidders.  Only your Prosper screen name will appear on listings, and only the screen name of the bidders will appear with bids.

6.  Compensation.  If you receive a loan, you must pay WebBank an origination fee.  The current fee amounts are posted in the Fees and Charges section of the Prosper website, and are subject to change by us at any time without notice.  The fee is paid by the borrower out of the loan proceeds at the time a loan is funded, so that the net amount of loan proceeds you receive will be less than the full amount of your loan.

7.  Making Your Loan Payments.  At the time you register as a borrower, you must provide your deposit account information to facilitate transfers of funds to and from your deposit account.  You agree to make your loan payments by automated withdrawals from your designated account, or by the use of bank drafts drawn on your designated account.  At the time you create your listing, you will be asked to choose the method of making your loan payments, and your loan payments will be made by the payment method you choose.  Prosper will act as the servicer for all loans you obtain from WebBank through the platform, and all communications regarding your loan must be made to Prosper.

8.  Group Membership.    Groups on Prosper may be rated according to the collective payment performance of the group’s members, so if you are a member of a group your failure to make loan payments when due may have a negative effect on your group’s rating.

9.  Collection & Reporting of Delinquent Loans.  In the event you do not make your loan payments on time, WebBank or any subsequent owner of the loan will have all remedies authorized or permitted by the Promissory Note and applicable law.  In addition, when a monthly payment becomes thirty (30) days past due, your loan may be referred to a collection agency for collection.  Prosper may report loan payment delinquencies in excess of 30 days to one or more credit reporting agencies in accordance with applicable law.  Subject to limitations of applicable law, you authorize and agree that Prosper or a collection agency may contact you at any or all of the telephone numbers you provide to Prosper at or after registration or any of your other telephone numbers.

10.  No Guarantee.  NEITHER PROSPER NOR WEBBANK WARRANTS OR GUARANTEES (1) THAT YOUR LISTING WILL BE MATCHED WITH ANY BIDS, (2) THAT YOU WILL RECEIVE A LOAN AS A RESULT OF POSTING A LISTING, OR (3) THAT IF YOUR LISTING IS MATCHED YOU WILL RECEIVE A LOAN WITH AN INTEREST RATE LESS THAN THE MAXIMUM RATE SPECIFIED IN YOUR LISTING.

11.  Restrictions on Use.  You are not authorized or permitted to use the Prosper website to obtain, or attempt to obtain, a loan for someone other than yourself.  You must be an owner of the deposit account you designate for electronic transfers of funds, with authority to direct that loan payments be made from the account.  Your designated account will be the account into which loan proceeds will be deposited, and from which loan payments will be made.  Although you are registering as a borrower, you may also register and participate on the platform as a lender or as a group leader.  If you participate on the platform as a lender any amounts in your Prosper funding account are subject to set-off against any delinquent amounts owing on any loan or loans you obtain as a Prosper borrower. You will not receive further notice in advance of our exercise of our right to set-off amounts in your Prosper funding account against any delinquent amounts owing on any loan or loans you obtain.  If you obtain a loan and fail to pay your loan in full, whether due to default, bankruptcy or other reasons, you will not be eligible to post any further listings or re-register with Prosper as a borrower, lender or group leader.  Prosper may in its sole discretion, with or without cause and with or without notice, restrict your access to the Prosper website or platform.

12.  Authority.  You warrant and represent that you have the legal competence and capacity to execute and perform this Agreement.

13.  Termination of Registration.  Prosper may in its sole discretion, with or without cause, terminate this Agreement at any time by giving you notice as provided below.  In addition, upon Prosper’s determination that you committed fraud or made a material misrepresentation in connection with a listing, bid or loan, performed any prohibited activity, or otherwise failed to abide by the terms of this Agreement or the Prosper Terms and Conditions, Prosper may, in its sole discretion, immediately and without notice, take one or more of the following actions: (i) terminate or suspend your right to post listings or otherwise participate on the platform; (ii) terminate this Agreement and your registration with Prosper.  Upon termination of this Agreement and your registration with Prosper, any listings you have posted on the platform shall terminate, and will be removed from the platform immediately.  Any loans you obtain prior to the effective date of termination resulting from listings you had placed on the platform shall remain in full force and effect in accordance with their terms.

14.  Prosper’s Right to Modify Terms.  Prosper has the right to change any term or provision of this Agreement or the Prosper Terms and Conditions.  Prosper will give you notice of material changes to this Agreement, or the Prosper Terms and Conditions, in the manner set forth in Section 17.  You authorize Prosper to correct obvious clerical errors appearing in information you provide to Prosper, without notice to you, although Prosper expressly undertakes no obligation to identify or correct such errors.  This Agreement, along with the Prosper Terms and Conditions, represent the entire agreement between you and Prosper regarding your participation as a borrower on the platform, and supersede all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between you and Prosper with respect to your involvement as a borrower on the platform.

15.  Member Web Page Display and Content.  You may, but are not required to, maintain a “Prosper member web page” on the Prosper website, where you can post photos, content, logos or links to websites.  If you elect to do so, you authorize Prosper to display on the Prosper website all such material you provide to Prosper.  Any material you display on your member page must conform to the Prosper Terms and Conditions, as amended from time to time, and material you display or link to must not (i) infringe on Prosper’s or any third party’s copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy; (ii) violate any applicable law, statute, ordinance or regulation; (iii) be defamatory or libelous; (iv) be lewd, hateful, violent, pornographic or obscene; (v) violate any laws regarding unfair competition, anti-discrimination or false advertising; (vi) promote violence or contain hate speech; or (vii) contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines.  You may not include or display any personally identifying information, including, without limitation, name, address, phone number, email address, Social Security number or driver’s license number, or bank account or credit card numbers of any Prosper member on your Prosper member web page, or elsewhere on the Prosper website.

16.  Notices.  All notices and other communications hereunder shall be given by email to your registered email address or will be posted on the Prosper website, and shall be deemed to have been duly given and effective upon transmission or posting.  You can contact us by sending an email to support@prosper.com or calling us toll-free at (866) 615-6319.  You also agree to notify Prosper if your registered email address changes, and you agree to update your registered residence address, mailing address and telephone number on the Prosper website if your address or telephone number changes.

17.  No Warranties.  EXCEPT FOR THE REPRESENTATIONS CONTAINED IN THIS AGREEMENT, PROSPER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO YOU OR ANY OTHER PARTY WITH REGARD TO YOUR USE OF THE PROSPER WEBSITE AND THE PLATFORM, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

18.  Limitation on Liability.  IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.  FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO ANY OTHER PARTY REGARDING THE EFFECT THAT THE AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY OF THE OTHER.

19.  Miscellaneous.  You may not assign, transfer, sublicense or otherwise delegate your rights under this Agreement to another person without Prosper’s prior written consent.  Any such assignment, transfer, sublicense or delegation in violation of this Section shall be null and void.  This Agreement shall be governed by federal law and, to the extent that state law applies, the laws of the State of Utah.  Any waiver of a breach of any provision of this Agreement will not be a waiver of any other subsequent breach.  Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition.  If any part of this Agreement is determined to be invalid or unenforceable under applicable law, then the invalid or unenforceable provision will be deemed superseded by a valid enforceable provision that most closely matches the intent of the original provision, and the remainder of the Agreement shall continue in effect.  WebBank is not a party to this Agreement, but you agree that WebBank is a third-party beneficiary and is entitled to rely on your representations and authorizations, and other provisions of this Agreement.  There are no other third party beneficiaries to this Agreement.

EXHIBIT A

PROMISSORY NOTE

Borrower Address:                                                                                             .

1.  Promise to Pay.  In return for a loan I have received, I promise to pay WebBank, a Utah-chartered Industrial Bank (“you”) the principal sum of                                         Dollars ($                    ), together with interest thereon commencing on the date of funding at the rate of          percent (        %) per annum simple interest.  I understand that references in this Note to you shall also include any person to whom you transfer this Note.

2.  Payments.  This Note is payable in        monthly installments of $                       each, consisting of principal and interest, commencing on the                  day of                           , and continuing until the final payment date of                                     , which is the maturity date of this Note.  The final payment shall consist of the then remaining principal, unpaid accrued interest and other charges due under this Note.  All payments will be applied first to any unpaid fees incurred as a result of failed automated payments or returned checks or bank drafts as provided in Paragraph 11, then to any late charges then due, then to interest then due and then to principal.  No unpaid interest or charges will be added to principal.

3.  Interest.  Interest will be charged on unpaid principal until the full amount of principal has been paid.  Interest under this Note will accrue daily, on the basis of a 365-day year.  If payments are made on time, my final payment will be in the amount of a regular monthly payment.  If payments are paid late, a greater portion of the payment will be applied to accrued interest, a lesser portion (if any) will be applied to principal reduction, and the loan will not amortize as originally scheduled, resulting in a higher final payment amount.  The interest rate I will pay will be the rate I will pay both before and after any default.

4.  Late Charge.  If the full amount of any monthly payment is not made by the end of fifteen (15) calendar days after its due date, I will pay you a late charge of                            .  I will pay this late charge promptly but only once on each late payment.

5.  Waiver of Defenses.  Except as otherwise provided in this Note, you are not responsible or liable to me for the quality, safety, legality, or any other aspect of any property or services purchased with the proceeds of the loan.  If I have a dispute with any person from whom I have purchased such property or services, I agree to settle the dispute directly with that person.

6.  Certification; Exception to Waiver.  I certify that, to my knowledge, the proceeds of this loan will not be applied in whole or part to purchase property or services from any person to whom any interest this loan may be assigned.  If, notwithstanding the preceding sentence, any person from whom I have purchased such property acquires any interest in this loan, then Paragraph 5 will not apply to the extent of that person’s interest, even if that person later assigns that person’s interest to another person.

7.  Method of Payment.  I will pay the principal, interest, and any late charges or other fees on this loan when due.  Those amounts are called “payments” in this Note.  To ensure that my payments are processed in a timely and efficient manner, you have given me the choice of making my monthly payments (i) by automated withdrawal from an account that I designate using an automated clearinghouse (ACH) or other electronic fund transfer, or (ii) by bank drafts drawn by you on my behalf on my account each month; and I have chosen one of these methods.

If I close my account or if my account changes or is otherwise inaccessible such that you are unable to withdraw my payments from that account or draw bank drafts on the account, I will notify you at least three (3) days prior to any such closure, change or inaccessibility of my account, and authorize you to withdraw my payments from, or draw bank drafts on, another account that I designate.

With regard to payments made by automatic withdrawals from my account, I have the right to (i) stop payment of a preauthorized automatic withdrawal, or (ii) revoke my prior authorization for automatic withdrawals with regard to all further loan payments, by notifying the financial institution where my account is held, orally or in writing at least three (3) business days before the scheduled date of the transfer.  I agree to notify you orally or in writing, at least three (3) business days before the scheduled date of the transfer, of the exercise of my right to stop a payment or to revoke my prior authorization for further automatic withdrawals.

8.  Default and Remedies.  If I fail to make any payment when due in the manner required by Paragraph 7, I will be in default and you may at your option accelerate the maturity of this Note and declare all principal, interest and other charges due under this Note immediately due and payable.  If you exercise the remedy of acceleration you will give me at least 30 days prior notice of acceleration.

9.  Prepayments.  I may prepay this loan in full or in part at any time without penalty.

10.  Waivers.  You may accept late payments or partial payments, even though marked “paid in full,” without losing any rights under this Note, and you may delay enforcing any of your rights under this Note without losing them.  You do not have to (a) demand payment of amounts due (known as “presentment”), (b) give notice that amounts due have not been paid (known as “notice of dishonor”), or (c) obtain an official certification of nonpayment (known as “protest”).  I hereby waive presentment, notice of dishonor and protest.  Even if, at a time when I am in default, you do not require me to pay immediately in full as described above, you will still have the right to do so if I am in default at a later time.  Neither your failure to exercise any of your rights, nor your delay in enforcing or exercising any of your rights, will waive those rights.  Furthermore, if you waive any right under this Note on one occasion, that waiver will not operate as a waiver as to any other occasion.

11.  Insufficient Funds Charge.  If I attempt to make a monthly payment, whether by check or bank draft or by automated withdrawal from my designated account, and the payment is unable to be made due to (i) insufficient funds in my account, (ii) the closure, change or inaccessibility of my account without my having notified you as provided in Paragraph 7, or (iii) for any other reason (other than an error by you), I will pay you an additional fee of $             for each check or bank draft returned or failed automated withdrawal, unless prohibited by applicable law.

12.  Attorneys’ Fees.  To the extent permitted by law, I am liable to you for your legal costs if you refer collection of your loan to a lawyer who is not your salaried employee.  These costs may include reasonable attorneys’ fees as well as costs and expenses of any legal action.

13.  Loan Charges.  If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, then: (a) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (b) any sums already collected from me which exceeded permitted limits will be refunded to me.  You may choose to make this refund by reducing the principal I owe under this Note or by making a direct payment to me.

14.  Assignment.  I may not assign any of my obligations under this Note without your written permission.  You do not have to give me your permission.  You may assign this Note at any time without my permission.  Unless prohibited by applicable law, you may do so without telling me.

My obligations under this Note apply to all of my heirs and permitted assigns.  Your rights under this Note apply to each of your successors and assigns.

15.  Notices.  All notices and other communications hereunder shall be given in writing and shall be deemed to have been duly given and effective (i) upon receipt, if delivered in person or by facsimile, email or other electronic transmission, or (ii) one day after deposit prepaid for overnight delivery with a national overnight express delivery service.  Unless a different address is provided for in a different Paragraph of this Note, notices to me must be properly addressed to my registered email address or to my address set forth above unless I provide you with a different address for notice by giving notice pursuant to this Paragraph, and notices to you must be addressed to support@prosper.com or to Prosper Marketplace, Inc., 111 Sutter Street, 22nd Floor, San Francisco, CA 94104, Attention: Customer Service.

16.  Governing Law.  This Note is governed by federal law and, to the extent that state law applies, the laws of the State of Utah.

17.  Miscellaneous.  No provision of this Note shall be modified or limited except by a written agreement signed by both you and me.  The unenforceability of any provision of this Note shall not affect the enforceability or validity of any other provision of this Note.

18.  Arbitration.  RESOLUTION OF DISPUTES:  I HAVE READ THIS PROVISION CAREFULLY, AND UNDERSTAND THAT IT LIMITS MY RIGHTS IN THE EVENT OF A DISPUTE BETWEEN YOU AND ME.  I UNDERSTAND THAT I HAVE THE RIGHT TO REJECT THIS PROVISION, AS PROVIDED IN PARAGRAPH (i) BELOW.

(a)   In this Resolution of Disputes provision:

(i)   “I,” “me” and “my” mean the borrower under this Note, as well as any person claiming through the borrower;

(ii)   “You” and “your” mean WebBank, any person servicing this Note for WebBank, and any subsequent holders of this Note or any interest in this Note, and each of their respective parents, subsidiaries, affiliates, predecessors, successors, and assigns, as well as the officers, directors, and employees of each of them; and

(iii)   “Claim” means any dispute, claim, or controversy (whether based on contract, tort, intentional tort, constitution, statute, ordinance, common law, or equity, whether pre-existing, present, or future, and whether seeking monetary, injunctive, declaratory, or any other relief) arising from or relating to this Note or the relationship between you and me (including claims arising prior to or after the date of the Note), and includes claims that are brought as counterclaims, cross claims, third party claims, or otherwise and disputes about the validity or enforceability of this Agreement or the validity or enforceability of this Resolution of Disputes provision.

(b)   Any Claim between you and me shall be resolved, upon the election of either you or me, by binding arbitration administered by the National Arbitration Forum (“NAF”), under its Code of Procedure (“Rules”).  I can obtain the Rules and other information about initiating arbitration by contacting the NAF at P.O. Box 50191, Minneapolis, MN 55405, or at www.adrforum.com.  Your address for serving any arbitration demand or claim is WebBank, c/o Prosper Marketplace, Inc., 111 Sutter Street, 22nd Floor, San Francisco, CA 94104, Attention: Legal Department.

(c)   Claims will be arbitrated by a single, neutral arbitrator, who shall be a retired judge or a lawyer with at least ten years experience.  You agree not to invoke your right to elect arbitration of an individual Claim filed by me in a small claims or similar court (if any), so long as the Claim is pending on an individual basis only in such court.

(d)   You will pay all filing and administration fees charged by the NAF and arbitrator fees up to $1,000, and you will consider my request to pay any additional arbitration costs.  If an arbitrator issues an award in your favor, I will not be required to reimburse you for any fees you have previously paid to the NAF or for which you are responsible.  If I receive an award from the arbitrator, you will reimburse me for the fees paid by me to the NAF.  Each party shall bear its own attorney’s, expert’s and witness fees, which shall not be considered costs of arbitration; however, if a statute gives me the right to recover these fees, or fees paid to the NAF, then these statutory rights will apply in arbitration.

(e)   Any in-person arbitration hearing will be held in the city with the federal district court closest to my residence, or in such other location as the parties may mutually agree.  The arbitrator shall apply applicable substantive law consistent with the Federal Arbitration Act, 9 U.S.C.  § 1-16, and, if requested by either party, provide written reasoned findings of fact and conclusions of law.  The arbitrator shall have the power to award any relief authorized under applicable law.  Any appropriate court may enter judgment upon the arbitrator’s award.  The arbitrator’s decision will be final and binding except that: (1) any party may exercise any appeal right under the FAA; and (2) any party may appeal any award relating to a claim for more than $100,000 to a three-arbitrator panel appointed by the NAF, which will reconsider de novo any aspect of the appealed award.  The panel’s decision will be final and binding, except for any appeal right under the FAA.  Unless applicable law provides otherwise, the appealing party will pay the appeal’s cost, regardless of its outcome.  However, you will consider any reasonable written request by me for you to bear the cost.

(f)   Neither you nor I shall have the right to participate as a representative or member of any class of claimants in arbitration, and you and I further agree that claims of third parties shall not be joined in any arbitration between you and me, without the express written consent of both you and me.  Only the claims of or against persons relating to a single Note or listing (such as holders of Notes relating to a single listing) may be joined in a single arbitration.  The validity and effect of this paragraph (f) shall be determined exclusively by a court, and not by the NAF or any arbitrator.  The arbitrator shall have no power to arbitrate any Claims on a class action basis or Claims brought in a purported representative capacity on behalf of the general public, other borrowers, or other persons similarly situated.

(g)   If any portion of this Resolution of Disputes provision is deemed invalid or unenforceable for any reason, it shall not invalidate the remaining portions of this provision.  However, if paragraph (f) of this Resolution of Disputes provision is deemed invalid or unenforceable in whole or in part, then this entire Resolution of Disputes provision shall be deemed invalid and unenforceable.  The terms of this Resolution of Disputes provision will prevail if there is any conflict between the Rules and this provision.

(h)   THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS RESOLUTION OF DISPUTES PROVISION, THEY ARE WAIVING ALL RIGHTS TO A TRIAL BY COURT OR JURY AS A MEANS OF RESOLVING ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT.  THEY ACKNOWLEDGE THAT ARBITRATION WILL LIMIT THEIR LEGAL RIGHTS, INCLUDING THE RIGHTS TO PARTICIPATE IN A CLASS ACTION, THE RIGHT TO A JURY TRIAL, THE RIGHT TO CONDUCT FULL DISCOVERY, AND THE RIGHT TO APPEAL (EXCEPT AS PERMITTED IN PARAGRAPH (e) OR UNDER THE FEDERAL ARBITRATION ACT).

(i)   I understand that I may reject this Resolution of Disputes provision, in which case neither you nor I will have the right to elect arbitration.  Rejection of this provision will not affect the remaining parts of this Agreement.  To reject this Resolution of Disputes provision, I must send us written notice of my rejection within 30 days after the date that this Note was made.  I must include my name, address, and account number.  The notice of rejection must be mailed to WebBank, c/o Prosper Marketplace, Inc., 111 Sutter Street, 22nd Floor, San Francisco, CA 94104, Attention: Legal Department.  This is the only way that I can reject this Resolution of Disputes provision.

(j)   The parties acknowledge and agree that this arbitration agreement is made pursuant to a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act.  This Resolution of Disputes provision shall survive the termination of this Note and the repayment of any or all amounts borrowed.

Arizona Residents: Notice: I understand that I may request that the initial disclosures prescribed in the Truth in Lending Act (15 United States Code sections 1601 through 1666j) be provided in Spanish before signing any loan documents.

Aviso Para Prestatarios En Arizona: Puedo solicitar que las divulgaciones iniciales prescritas en la Ley Truth in Lending Act (15 Código de los Estados Unidos secciones 1601 hasta 1666j) sean proporcionadas en español antes de firmar cualesquiera documentos de préstamos.

Missouri Residents: Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable.  To protect me (borrower) and you (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

By signing this Note, I acknowledge that I (i) have read and understand all terms and conditions of this Note, (ii) agree to the terms set forth herein, and (iii) acknowledge receipt of a completely filled-in copy of this Note.

Date:
[Borrower]

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